As filed with the Securities and Exchange Commission on June 29, 2007
Registration No. 333-[      ]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACE*COMM CORPORATION
(Exact name of registrant as specified in its governing instrument)

Maryland	52-1283030
(State of Organization)	(I.R.S. Employer Identification Number)
704 Quince Orchard Road
Gaithersburg, MD 20878
(Address of principal executive offices)
Steven R. Delmar
Chief Financial Officer
ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, MD 20878
(301) 721-3000

Copies to:
Steven Kaufman, Esq.
Hogan & Hartson L.L.P.
555 13th Street, N.W.
Washington, D.C. 20004
(202) 637-5736

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to	Aggregate Price	Aggregate	Amount of
Title of Class	be	per Common	Offering	Registration
of Securities Being Registered	Registered	Share (1)	Price (1)	Fee
Common Stock, $0.01 par value per share	8,416,233	$1.02	$8,584,557.60	$262.25

(1)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $1.02 per share of common stock of ACE*COMM (the average of the high and low price per share of common stock of ACE*COMM as reported on the Nasdaq Capital Market on June 26, 2007).
          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is unlawful.

SUBJECT TO COMPLETION, DATED JUNE 29, 2007
PROSPECTUS
8,416,233 SHARES
ACE*COMM CORPORATION
COMMON STOCK
     This prospectus relates to the offering of a total of 8,416,233 shares of the common stock of ACE*COMM Corporation at various times by the selling stockholders identified in this prospectus. These shares offered by the selling stockholders include (a) up to 6,555,473 shares issued or issuable from time to time upon conversion of principal and accrued interest under senior secured convertible notes and (b) up to 1,860,760 shares that are issuable from time to time upon exercise of common stock warrants. The notes and warrants were issued to certain selling stockholders in a private placement completed in mid-June 2007. The terms of the private placement are described more fully below under the caption “Recent Private Placement.”
          The selling stockholders may offer and sell the shares issuable upon conversion of the notes or exercise of the warrants from time to time on the Nasdaq Capital Market or in private transactions at prevailing market prices or at privately negotiated prices. The registration of the offered shares does not necessarily mean that the shares will be offered or sold by the selling stockholders. We will not receive any of the proceeds from a sale of the shares by the selling stockholders. The selling stockholders, however, are responsible for their own brokerage commissions and similar expenses.
          ACE*COMM common stock is presently listed on the Nasdaq Capital Market under the symbol “ACEC.” On June 26, 2007, the closing price of ACE*COMM common stock on the Nasdaq Capital Market was $1.00 per share.

Investing in ACE*COMM common stock involves risks.
Please read “Risk Factors” beginning on page 2 before purchasing the common stock.

               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2007.

PROSPECTUS SUMMARY
The Offering
     The offering relates to the offer and sale of ACE*COMM common stock by the selling shareholders identified in this prospectus. The selling shareholders and the specified number of shares that they each may re-sell through this prospectus are listed on page 12.
     These shares offered by the selling stockholders include up to 6,555,473 shares issued or issuable from time to time upon conversion of principal and accrued interest under senior secured convertible notes held by the selling shareholders. The notes presently have a conversion price of $.80 per share. The offered shares also include up to 1,860,760 shares issuable from time to time upon exercise of common stock warrants held by the same selling shareholders. The warrants, which have a term of seven years, presently are exercisable at an exercise price of $0.84 per share. The notes and warrants that were issued to certain selling stockholders in a private placement completed in mid-June 2007. The terms of the private placement are described more fully below under the caption “Recent Private Placement.”
     The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and/or sale of the shares.
The Company
     We are a global provider of value-added services, mobile content delivery applications and advanced operations support systems (OSS) solutions for telecommunications service providers and enterprises. Our solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia, and Internet communications networks. These solutions provide the software applications that enable new carrier services offerings and the analytical tools required to extract knowledge from operating networks—knowledge customers use for cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care.
     We announced after completion of the recent private placement that we plan to use this new funding to roll out current products such as Parent Patrol® and Enterprise Patrol(TM) for mobile operators already in the delivery cycle and to reduce time to market for new value-added services applications. Our Parent Patrol product is a network resident application that helps parents balance access with safety. The product lets parents personalize each child’s phone use, independent of the handset choice, for voice, messaging and data services. Parents use a graphical web interface to specify what times of day their children can use their mobile phones, what services are permitted, and what content may be viewed on the mobile phone. Our Enterprise Patrol product allows corporate communications managers to specify and control company-owned mobile phone usage. Delegated access management allows authorized individuals to designate acceptable-use policies and cost controls for individuals or groups. Control can be based on time of day, the type of service used, specific telephone numbers, and classification of appropriate content.
     Our principal executive office is located at 704 Quince Orchard Road, Gaithersburg, Maryland 20878, and our telephone number is (301) 721-3000.

RISK FACTORS
     An investment in our common stock involves certain risks. To understand these risks and to evaluate an investment in our common stock, you should read this entire prospectus, including the following risk factors, and the risk factors that are set forth in the reports we file with the Securities and Exchange Commission, including our annual reports on Form 10-K and quarterly reports on Form 10-Q. Some of these reports are incorporated herein by reference, as indicated under the caption “Incorporation of Certain Documents by Reference.”
Risks relating to our common stock, notes and warrants
We are out of compliance with Nasdaq’s listing requirements and our common stock may be delisted
     In May 2007, Nasdaq notified us that based on our financial statements as of March 31, 2007 we were out of compliance with the requirement to meet at least one of the three following standards to maintain our listing on the Nasdaq Capital Market (formerly known as the Nasdaq SmallCap Market): (1) maintenance of stockholders’ equity at $2.5 million or greater, (2) maintenance of our market capitalization in excess of $35 million as measured by market prices for trades executed on Nasdaq, or (3) net income from continuing operations of $500,000 in the latest fiscal year or two of the last three fiscal years. We submitted a plan of compliance to Nasdaq in June but have not been advised of the outcome. Nasdaq may not accept our plan of compliance, in which event our common stock likely would be delisted.
     In addition, in March 2007, we were notified by Nasdaq that our stock had failed to meet the requirement that our common stock trade above $1.00 per share, and that we had until mid-September 2007 to reestablish compliance by having a sales price of our common stock of $1.00 per share or greater for at least ten consecutive trading days. In June 2007, we received notification that we were in compliance with the $1.00 per share price, but as of June 27, 2007, our share price was not significantly above that price and we cannot assure you that the share price of our common stock will continue to meet Nasdaq’s requirement.
If we are delisted from the Nasdaq Capital Market, the marketability of your shares could be reduced and our ability to raise equity capital could be harmed
     If our common stock were delisted, we would need to seek to move to the over-the-counter bulletin board to enable our common stock to continue trading. This could make it more difficult for investors to sell our shares, may cause the price of our common stock to decline to reflect this and may make it more difficult or expensive for us to raise additional equity capital in the future. In addition, if our common stock is delisted it would come within the definition of “penny stock” as defined in the Securities Exchange Act of 1934 and would be covered by Rule 15g-9 of the Securities Exchange Act of 1934. That rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in a public market and could limit our ability to raise additional equity capital in the future.
Significant sales of our common stock in the public market by the selling stockholders or others may cause our stock price to fall

     This prospectus covers 8,416,233 shares of our common stock, and in the event the number of shares issuable under the notes or warrants issued in our recent private placement increases we may file additional related registration statements to cover the resale of those additional shares. As of June 26, 2007, we had approximately 18,620,449 shares of common stock outstanding, substantially all of which were freely tradable. As of June 26, 2007, the average trading volume of our shares for the last three months has been only approximately 46,475 shares per day. Accordingly, to the extent holders of large blocks of shares were to sell a significant amount of our common stock in the public market, the market price of our common stock likely would decline. Further, the overhang resulting from having a large number of shares available for resale relative to the trading volume might make it more difficult for us to sell equity or equity-related securities in the future.
We may cease to comply with the restrictive financial covenants in our recent private placement
The notes issued in our recent private placement contain restrictive financial covenants, including requirements to maintain:
•	certain levels of tangible net worth (as described on Schedule 3 to the notes),

•	certain levels of cash (as described on Schedule 3 to the notes),

•	certain levels of EBITDA (as described on Schedule 3 to the notes)

•	quarterly revenues of not less than $3,000,0000 and

•	eligible working capital of not less than $4,200,000.
These financial covenants are more extensive than those in the lines of credit we had in place before this financing, and in the past we have had to request waivers from our lenders to avoid default because of our anticipated non-compliance with financial covenants. Any future default, if not cured or waived, could result in the acceleration of all indebtedness outstanding under the notes, and we do not expect to have sufficient funds to make full payment of the principal amount of the notes in the event of acceleration. In addition, our ability to obtain future financing may depend upon our ability to show at that time pro forma compliance with the covenants through the maturity date of the notes. We cannot assure you that we will remain in compliance with the financial covenants.
The anti-dilution rights in our recent private placement may make it difficult for us to raise funds and may result in a significant increase in the number of shares issuable under the notes and warrants
In the recent private placement we granted the investors an anti-dilution right known as a ratchet under which the note conversion price and warrant exercise price would decrease, and accordingly the number of shares issuable under the notes and warrants would increase, in the event we make subsequent issuances of equity at a price less than the note conversion price and warrant exercise price, unless the anti-dilution provision is waived or modified by the note holders. If the subsequent issuance is at a significantly lower price, the increase in the number of shares could be substantial, causing existing stockholders to suffer significant dilution in ownership interests and voting rights. These provisions also may inhibit our ability to raise additional equity capital while the notes and warrants are outstanding.
Other provisions from our recent private placement could make it more difficult for us to raise financing in the future
We also agreed in the documents for the recent private placement not to incur any senior debt and not to incur more than $2.5 million of subordinated debt. Further, substantially all of our assets have been pledged to secure certain indebtedness under the notes and we have agreed not to pledge any assets to support other indebtedness. With respect to equity offerings, we have granted the investors a right of first refusal, for as long as the notes are outstanding, to participate in any subsequent equity financing that we conduct. We also have granted an anti-dilution right known as a ratchet, described more fully in the preceding paragraph. Further, we have agreed to use all proceeds of any equity or debt financing to fund an offering to repurchase the notes plus a 25% premium. These provisions may hamper our ability to raise additional capital while the notes are outstanding.

Risks relating to our business and financial condition
We are still experiencing severe liquidity demands as a result of revenue shortfalls
     The cumulative losses in the previous three quarters created a significant liquidity problem for us. We have mitigated this problem by raising $3.6 million of net proceeds in the recent private placement and taking steps in April 2007 to reduce operating expenses by approximately $3.0 million per annum primarily through a reduction in personnel and personnel related costs. However, unless we generate positive cash flow over the next several quarters, we will once again need funds to continue to operate as a going concern.
We may be unable to repay the notes issued in our recent private placement unless we raise additional funds or satisfy those notes in shares of common stock
     The $4.2 million of senior secured convertible notes issued to the selling stockholders in our recent private placement must be repaid in cash unless certain conditions exist that allow us to repay such notes in shares of common stock, including that the market price of our common stock is 10% or more above the conversion price and that the stock portion of any repayment not exceed 100% of the daily trading volume of our common stock without consent of the investors. We have only a limited right to defer a specified number of monthly installments. Since the daily trading volume of our common stock has been well below the amount needed to allow us to pay in stock, our ability to repay the notes will depend upon the willingness of the investors to accept repayment in stock or on our having or raising the cash needed to repay. We cannot assure you that we will have sufficient funds to repay these notes and meet our operating needs.
Because of our reliance on significant customers and large orders, failures to obtain a sufficient number of large contracts has had and could continue to have a material adverse effect on our revenues for one or more periods
     A significant portion of our revenue comes from large financial commitments by a small number of customers, including both telecommunications carriers and large enterprises. We expect to continue to depend on a limited number of customers in any given period for a significant portion of our revenue and, in turn, to be dependent on their continuing success and positive financial results and condition. These large customers may result from one-time competitive procurements or from repeat purchases from distributors, OEMs or other strategic partners. We may not prevail in one or more of the procurements, and our distributors may increase or suspend purchases of our products and services at any time. If we fail to continue to receive orders from such customers, or if any one or more of these customers suffers a downturn, our financial results will suffer. Our revenues and liquidity also may vary significantly from quarter to quarter based upon the delivery schedules of our large contracts, particularly extensions or delays in the delivery schedule arising from customer decisions or requirements. In the most recent three quarters, we were not able to book additional larger contracts we were pursuing, and customer schedules under large existing contracts did not allow us to deliver products and record the revenue we had anticipated. Our results from operations were adversely affected, and in this most recent nine months, the effects were significant resulting in our having large losses for those quarters.

Our products must be continuously updated to work with changing technology and demand for our products could be impacted by any competitors introducing more advanced technology
     To maintain and improve demand for our products, we must continue to develop and introduce value-added, timely and cost effective new products, features and services that keep pace with technological developments and emerging industry standards. Any failure to do this will limit the market into which we can sell our products and services. We have recently introduced new software products such as Parent Patrol™ and are pursuing the development of others. These products have not yet achieved wide spread market acceptance, and the sales cycle for these products are longer than our other products and services, ranging from 12 to 24 months. With our increasing focus on sales of our Patrol Suite of products to carriers, our ability to achieve significant revenue growth may depend increasingly on the acceptance of these products and related services. Further, customers are always looking for the most advanced technology available, within certain price ranges. To the extent that competitors can offer more advanced technology within a given price range our sales would be adversely affected. Further, customer technology upgrades can lead to sometimes lengthy delays in orders for our products until their system upgrades are complete and they are in a position to have our products installed as part of their new systems.
The adverse conditions in the telecommunications industry continue despite improvements in the economy and may continue to do so
     Our business and financial results are highly dependent on the telecommunications industry and the capital spending of our customers. Over the past four or five years capital spending by telecommunication companies has been at reduced levels. Telecommunications products and services have increasingly become commodities that cannot easily be distinguished, leading to lower margins and reduced spending on costly software. The reduction of spending by companies in the telecommunication industries has caused, and may continue to cause, a significant reduction in our revenues. Although over the past fiscal year we experienced an increase in demand from certain types of customers, other areas of our business have experienced continued weakness in demand and unwillingness of customers to spend significant sums on procuring new Convergent Mediation™ or OSS solutions products or services.
Unless we continue to maintain existing strategic alliances and develop new ones, our sales will suffer
     Our results could suffer further if we are unable to maintain existing and develop additional strategic alliances with leading providers of telecommunications services and network equipment who serve as distributors for our products. If we are not able to maintain these strategic alliances, we will not be able to expand our distribution channels and provide additional exposure for our product offerings. These relationships can take significant periods of time and work to develop, and may require the development of additional products or features or the offering of support services we do not presently offer. Failure to maintain particular relationships may limit our access to certain countries or geographic areas unless we are able to enter into new relationships with companies that can offer improved access.
Many of our telecommunications customers involve credit risks for us
     Many of our customers present potential credit risks, and we are dependent on a small number of major customers. The majority of our customers are in the telecommunication services industry and government sector, or are in the early stages of development when financial resources may be limited. Five customers represented 58% of our gross trade receivables balance as of March 31, 2007. Because we depend on a small number of major customers, and many of our customers present potential credit risks for different reasons, our results of operations could be adversely affected by non-payment or slow-payment of receivables. For a more detailed discussion of doubtful accounts please read the section labeled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Allowance for Bad Debts” in our Form 10-Q for the quarter ended March 31, 2007. Several of our international customers have negotiated extended payment terms, further separating the time payment is received from when costs are incurred.

We are increasingly subject to the risks and costs of international sales, and failure to manage these risks would have an adverse effect on us
     A substantial portion of our revenues are derived from international sales and are therefore subject to the risks of conducting business overseas, including the general economic conditions in each country, the overlap of different tax structures, the difficulty in managing resources in various countries, changes in regulatory requirements, compliance with a variety of foreign laws and regulations, foreign currency translations and longer payment cycles. We derived approximately $1.8 million, or 58% of our total revenue and $3.5 million, or 52% from customers outside of the United States for the three months ended March 31, 2007 and 2006, respectively. We derived $5.4 million or 58% of total revenue and $11.7 million or 58% of total revenue from customers outside of the United States for the nine months ended March 31, 2007 and 2006, respectively. To the extent that we have increased our international revenue sources over the last three years, the impact of the risks related to international sales could have an increasingly larger effect on our financial condition as a whole.
Continuing market consolidation may reduce the number of potential customers for our products
     The North American communications industry has experienced significant consolidation. In the future, there may be fewer potential customers requiring operations support systems and related services, increasing the level of competition in the industry. In addition, larger, consolidated communication companies have strengthened their purchasing power, which could create a decline in our pricing structure and a decrease of the margins we can realize. These larger consolidated companies are also striving to streamline their operations by combining different communications systems and the related operations support systems into one system, reducing the number of vendors needed. The continuing industry consolidation may cause us to lose more customers, which would have a material adverse effect on our business, financial condition and results of operations. Market consolidation within the UK service provider market has reduced the number of customers for our products and has begun to erode our existing customer base within this group. Failure to replace these customers will have a negative impact upon future operating results.
Failure to estimate accurately the resources necessary to complete fixed-price contracts would have an adverse effect on our bottom line
     Our failure to accurately estimate the resources required for a project or a failure to complete contractual obligations in a manner consistent with the projected plan may result in lower than expected project margins or project losses, which would negatively impact operating results. Our sales are formalized in agreements that may include customization of the underlying software and services. These agreements require projections related to allocation of employees and other resources. Additionally, we may fix the price of an arrangement before the final requirements are finalized. On occasion, we have and may be required in the future to commit unanticipated additional resources to complete projects, and the estimated fixed price may not include this unanticipated increase of resources. If our original projections are not met, project losses may occur that would have a negative impact on our operating results.

Inability to forecast revenue accurately may result in costs that are out of line with revenues leading to additional losses
We may not be able to accurately forecast the timing of our revenue recognition due to the difficulty of anticipating the receipt of new orders and the timing of, delivery of and recognition of revenue from existing orders. Historically, we have generated a disproportionate amount of our operating revenues toward the end of each quarter and because of this our ability to timely react to adverse changes and take corrective action may be limited. Additionally, compliance with the accounting requirements for revenue recognition may defer revenue into future periods resulting in lower revenues than planned. Our operating results historically have varied from fiscal period to fiscal period. Accordingly, our financial results in any particular fiscal period are not necessarily indicative of results for future periods.
We may be subject to additional risks
     The risks and uncertainties described above are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS
     We have made forward-looking statements in this document, and in documents that we incorporate by reference. These kinds of statements are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of our operations. Words such as believes, expects, anticipates or similar expressions, indicate forward-looking statements.
     You should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect our future financial results and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include the factors in the section entitled “Risk Factors” on page 3 and other risk factors as may be detailed from time to time in ACE*COMM’s public announcements and filings with the Securities and Exchange Commission.
     The forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.
ABOUT THIS PROSPECTUS
     We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.
NO PROCEEDS TO THE COMPANY
     ACE*COMM will not receive any of the proceeds from sales of shares by the selling stockholders. The costs and expenses of approximately $12,000 incurred in connection with the registration under the Securities Act of the offered shares will be paid by ACE*COMM. The selling stockholders will pay any brokerage fees and commissions and share transfer and other taxes attributable to the sale of the offered shares.

RECENT PRIVATE PLACEMENT
     We completed a private placement on June 11, 2007 of $4.2 million of senior secured convertible notes to the selling stockholders identified in this prospectus, yielding net proceeds to us of $3.6 million.
     The notes are to be repaid over a 3 year period ending June 2010, in equal monthly installments beginning December 30, 2008, 18 months into the term of the notes. Repayment must be in cash or, if the market price of our common stock is 10% or more above the conversion price, in shares of our common stock, valued at the conversion price (or at 93% of the market price, in the event of payment of interest in stock). The stock portion of any repayment may not exceed 100% of the daily trading volume of our common stock without consent of the investors. We have a limited right to defer a specified number of monthly installments.
     The interest rate of 11.25% per annum will be reduced by 1% for every 25% increase in the share price over the life of the loan, but will be re-adjusted in the event of a subsequent share price reduction. The variability of the interest rate and fluctuations in the market price of the common stock mean the stock portion of any monthly or other payment of accrued interest will change over time. Calculations in this prospectus of the number of shares issuable in payment of accrued interest. Use the assumptions described more fully in the “Selling Stockholders” section of this prospectus.
     The notes are convertible, from time to time, into shares of our common stock at a fixed conversion price of $0.80 per share, subject to certain adjustments. These adjustments will include an adjustment provision commonly known as a “ratchet,” which automatically lowers the conversion price if subsequent issuances of equity occur at a price below the conversion price, although the agreements prohibit us from making such issuances of equity and thereby lowering the conversion price until all necessary shareholder approvals have been obtained. The notes also include standard provisions which adjust the conversion rate in the event of a stock split, stock dividend, combination or similar corporate transaction.
     The notes are guaranteed by our subsidiaries and secured by a pledge of substantially all our assets and those of our subsidiaries. These notes replace our outstanding lines of credit with Silicon Valley Bank, which were repaid at closing. A description of the repaid lines of credit is contained in our annual and quarterly reports filed with the SEC, including our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and is incorporated herein by reference.
     The notes contain various financial covenants, including requirements to maintain specified minimum tangible net worth, cash, quarterly revenues, EBITDA and eligible working capital. Events of default include the failure to pay principal, interest or other payments when due, our common stock ceasing to be listed on Nasdaq or on the over-the-counter bulletin board, material breaches of the investment documents, certain change of control events and specified bankruptcy events. Upon an event of default, the principal and all accrued interest may be accelerated at the option of the holders and become immediately due and payable, and the holders have the right to require us to repurchase the notes at a price equal to 125% of the outstanding principal amount plus accrued interest.
     The investment documents contain various limitations on other debt and equity financings during the three years in which the notes are outstanding, and require the proceeds of any such financings to be used to make an offer to pay down the notes. Those limitations include prohibitions on the incurrence of other senior or secured debt and rights of first refusal in the event of other debt and equity financings. The investors also have rights of approval over proposed sales of assets and rights of first refusal in the event of sales of any business line.
     The note holders were also issued warrants to purchase up to 1,860,760 shares of our common stock, exercisable for a period of 7 years, at a strike price of $0.84 per share, subject to certain adjustments. These adjustments will include an adjustment provision commonly known as a “ratchet,” which automatically lowers the warrant strike price if subsequent issuances of equity occur at a price below the warrant strike price, although the agreements prohibit us from making such issuances of equity and thereby lowering the strike price until all necessary shareholder approvals have been obtained. The warrants also include standard provisions which adjust the number of shares and exercise price in the event of a stock split, stock dividend, combination or similar corporate transaction. The warrants may be exercised for cash or on a cashless basis. In addition, we have agreed to grant additional warrants under a “re-load” provision, should we exercise its call right or the holders exercise their warrants following the two year anniversary of the closing date at a time when the market price is 200% or more above the conversion price.

     We must use our reasonable best efforts to keep the registration statement of which this prospectus is a part continuously effective until the fifth anniversary of the effective date or such earlier date when all shares registered thereunder have been sold publicly. Failure to do so will result in specified penalties.
     The Purchase Agreement for the private placement also contains representations and warranties, covenants and other provisions that we believe are typical of transactions of this type.
     We have also agreed to allow the investors to designate a non-voting board observer entitled to attend all board meetings until principal is paid on the note or December 2008, whichever is later.
     The foregoing description of the private placement of notes and warrants is qualified in its entirety by reference to the full text of the Purchase Agreement, form of note and form of warrant which are filed as Exhibits 2.1, Exhibit 4.2 and Exhibit 4.3 to the registration statement of which this prospectus is a part and incorporated herein by reference.

SELLING STOCKHOLDERS
     This prospectus relates to the offering and sale, from time to time, of up to 8,416,233 shares of ACE*COMM Common Stock currently held by or issuable in the future to the stockholders names in the table below, based on the selling stockholders’ representations regarding their ownership. Shares issuable upon exercise of outstanding options, warrants and other convertible securities are not deemed to be outstanding except for shares of common stock subject to options, warrants or other convertible securities which are exercisable within 60 days of June 29, 2007.
     The shares offered by the selling stockholders include (a) up to 6,555,473 shares issued or issuable from time to time upon conversion of principal and accrued interest under senior secured convertible notes and (b) up to 1,860,760 shares that are issuable from time to time upon exercise of common stock warrants that were issued to certain selling stockholders in the private placement in June 2007. The terms of the private placement are described more fully above under the caption “Recent Private Placement.”
     ACE*COMM has no agreements with the selling stockholders with respect to the manner or timing of sales of their ACE*COMM stock. However, the selling stockholders do have approval rights over the proposed sales of assets and rights of first refusal in the event of sales of any business line. The selling stockholders also have the sole discretion whether to waive restrictive financial covenants, should we be out of compliance with any such covenant. In addition, the investors have the right to designate a non-voting board observer entitled to attend all board meetings until principal is paid on the note or December 2008, whichever is later. These approval and other rights are described more fully above under the caption “Recent Private Placement.”
     Since the selling stockholders may sell all, some or none of their shares, ACE*COMM cannot estimate the number of shares that will be sold by the selling stockholders or that will be owned by the selling stockholders upon completion of the offering. On June 29, 2007, the selling stockholders beneficially owned 27.9% of the outstanding shares of ACE*COMM. We are not aware of any material relationship between us and a selling stockholder within the past three years other than as a result of the recent private placement and the selling stockholders’ beneficial ownership of our common stock that resulted from that transaction.

				Shares
	Shares Beneficially		Number of	Beneficially
Name of Selling	Owned Prior to Offering		Shares	Owned After the
Stockholder	Number(1)(7)	Percent (3)	Offered(7)	Offering (2)
Hale Fund Management, LLC (4)(6)	599,583	3.1%	701,353	0

EREF ACE, LLC (5)(6)	6,595,406	26.2%	7,714,880	0

TOTAL:	7,194,989	27.9%	8,416,233	0

(1)	The shares issuable upon conversion of accrued interest under the notes that are not exercisable within 60 days of June 29, 2007 are not included in the shares beneficially owned prior to the offering. Hale Fund Management, LLC beneficially owns 7,019 shares convertible upon accrued interest in the next 60 days, based on the assumptions described more fully below in footnote 7. EREF ACE, LLC beneficially owns 77,204 shares convertible upon accrued interest in the next 60 days, based on the assumptions described more fully below in footnote 7.

(2)	Assumes the sale of all shares offered in this prospectus and no other purchases or sales of ACE*COMM common stock.

(3)	Calculated based on Rule 13d-3(i) using 18,620,449 shares of ACE*COMM common stock outstanding as of June 26, 2007. In calculating the amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes (including shares convertible for accrued interest in the next 60 days) and warrants, but we did not assume conversion of any other holders’ notes (including shares convertible for accrued interest in the next 60 days) and warrants.

(4)	The number of shares being offered includes 437,501 shares issuable upon conversion of senior secured convertible notes,108,789 shares issuable upon conversion of accrued interest under the notes and 155,063 shares of ACE*COMM common stock issuable upon exercise of the warrants. The shares issuable upon conversion of accrued interest under the notes have been estimated based on the assumptions described more fully below in footnote 7. Martin Hale, Jr. has voting and investment control over the securities held by Hale Fund Management, LLC. Mr. Hale disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(5)	The number of shares being offered includes 4,812,505 shares issuable upon conversion of senior secured convertible notes, 1,196,678 shares issuable upon conversion of accrued interest under the notes and 1,705,697 shares of ACE*COMM common stock issuable upon exercise of the warrants. The shares issuable upon conversion of accrued interest under the notes have been estimated based on the assumptions described more fully below in footnote 7. Graham Duncan and Mr. Hale share exercise of the voting and investment control over the securities owned by EREF ACE, LLC. Each of Mr. Hale and Mr. Duncan disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(6)	Under the terms of the senior secured convertible notes and the warrants, a selling stockholder may not convert the senior secured convertible notes, or exercise the warrants, to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of common stock which would exceed 4.999% of our then outstanding common stock following such conversion or exercise, excluding for purposes of such determination common stock issuable upon conversion of the senior secured convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column and the percentage in the third column, as well as the totals in those columns, do not reflect this limitation. This limitation may be waived or increased (in either case a cap of 9.999% would still apply) by a selling stockholder with respect to such holder’s shares, upon 61 days prior written notice to us. In addition, the 4.999% limitation would not prevent the selling stockholder from acquiring and selling in excess of 4.999% of our common stock through a series of conversions or exercises and sales under the senior secured convertible notes and warrants.

(7)	For purposes of calculating the shares issuable in payment of accrued interest (both within 60 days of June 29, 2007 and for the term of the notes), we assumed no downward adjustment in the current interest rate of 11.25% per annum. Also, since interest may not be paid in shares unless the market price is 10% or more above the conversion price (which is $0.80), a constant market price of $0.88 was assumed for purposes of this calculation. The actual figure used for determining the number of shares issuable to pay interest was $0.82, which is 93% of the assumed market price of $0.88.

PLAN OF DISTRIBUTION
     The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.
     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     We are required to pay all fees and expenses incident to the registration of the shares of common stock, but we will not receive any proceeds from the sale of the common stock by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale or purchase of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
     We have advised each selling stockholder that it may not use shares registered under this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Securities and Exchange Commission. The selling stockholders will be responsible for their respective compliance with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file many of our documents electronically with the SEC, and you may access those documents over the Internet. The SEC maintains a “web site” that contains reports, proxy and information statements and other information regarding issuers that file electronically at “http://www.sec.gov.”
     ACE*COMM’s common stock is traded on the Nasdaq Capital Market under the symbol “ACEC.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows ACE*COMM to “incorporate by reference” information into this prospectus. That means that ACE*COMM can disclose important information to you by referring you to another document filed separately with the SEC. The information that ACE*COMM incorporates by reference is considered a part of this prospectus, except for any information superseded by information presented in this prospectus. This prospectus incorporates important business and financial information about us and our subsidiaries that is not included in or delivered with this prospectus. This prospectus incorporates by reference the documents listed below that ACE*COMM has filed with the SEC:
•	Annual Report on Form 10-K filed on September 26, 2006 for year ended June 30, 2006.

•	Quarterly Report on Form 10-Q filed on November 13, 2006 for quarterly period ended September 30, 2006.

•	Quarterly Report on Form 10-Q filed on February 14, 2007 for quarterly period ended December 31, 2007.

•	Quarterly Report on Form 10-Q filed on May 15, 2007 for quarterly period ended March 31, 2007.

•	Current Report on Form 8-K filed with the SEC on September 1, 2006.

•	Current Report on Form 8-K filed with the SEC on September 13, 2006.

•	Current Report on Form 8-K filed with the SEC on October 23, 2006.

•	Current Report on Form 8-K filed with the SEC on October 26, 2006.

•	Current Report on Form 8-K filed with the SEC on December 1, 2006.

•	Current Report on Form 8-K filed with the SEC on January 24, 2007.

•	Current Report on Form 8-K filed with the SEC on February 6, 2007.

•	Current Report on Form 8-K filed with the SEC on March 29, 2007.

•	Current Report on Form 8-K filed with the SEC on May 4, 2007.

•	Current Report on Form 8-K filed with the SEC on May 15, 2007.

•	Current Report on Form 8-K filed with the SEC on May 30, 2007.

•	Current Report on Form 8-K filed with the SEC on June 14, 2007.

•	The description of our common stock contained in its Registration Statement on Form 8-A filed with the SEC on July 19, 1996, including any amendment or reports filed for the purpose of updating such description.
     These documents are available without charge to you if you call or write to Loretta Rivers, ACE*COMM Corporation, 704 Quince Orchard Road, Gaithersburg, Maryland 20878, telephone number (301) 721-3000.
     All reports and other documents filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of the registration statement and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. ACE*COMM has not authorized anyone to provide you with information that is different, and, if given or made, such information must be not be relied upon as having been authorized by us. Neither the delivery of this prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date on the front of this prospectus. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation.

LEGAL MATTERS
     Hogan & Hartson L.L.P., Washington, D.C. has passed upon the validity of the common stock offered pursuant to this prospectus.
EXPERTS
     The financial statements and schedule incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended June 30, 2006 have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in its report with respect thereto and are incorporated by reference in this prospectus in reliance upon the authority of said firm, as experts in accounting and auditing in giving said reports.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by ACE*COMM or the selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the offered shares, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of ACE*COMM since the date hereof.

8,416,233 Shares
ACE*COMM
CORPORATION
Common Stock

PROSPECTUS

June 29, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the estimated fees and expenses payable by ACE*COMM in connection with the issuance and distribution of the securities being registered:

Registration Fee	$262
Printing and Duplicating Expenses	$1,500
Legal Fees and Expenses	$5,000
Blue Sky Fees	$250
Accounting Fees and Expenses	$4,000
Miscellaneous	$1,000
Total	$12,012
Item 15. Indemnification of Directors and Officers.
     Under Section 2-418 of the Maryland General Corporation Law (“MGCL”), unless limited by the articles of incorporation, a corporation may indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL requires corporations, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized by the MGCL and the corporation’s charter and by-laws has been met, and (ii) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
     Indemnity is mandatory if a director or an officer has been successful on the merits or otherwise in the defense of any proceeding arising from his or her service as a director unless such indemnification is not otherwise permitted as described in the following sentence. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.
     Maryland law also provides that, where indemnification is permissible, it must be authorized (a) by a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceeding (or if such a quorum cannot be obtained, the determination may be made by a majority vote of a committee of the board which consists solely of two or more directors who are not parties to the proceeding and who were designated to act by a majority of the full board of directors), (b) by special legal counsel selected by the board of directors or by a committee of the board of directors (or if the requisite quorum of the board of directors cannot be obtained and the committee cannot be established, a majority of the full board of directors, including directors who are parties, may select the special counsel), or (c) by a vote of the stockholders other than those stockholders who are directors and a party to the proceedings.
     The ACE*COMM articles of incorporation limit the monetary liability of both officers and directors to the maximum extent permissible under Maryland law.

Item 16. Exhibits
     The following Exhibits are filed herewith or incorporated herein by reference:

Exhibit
No.	Description

2.1	Securities Purchase Agreement, dated as of June 4, 2007 by and among ACE*COMM Corporation and the purchasers named therein (Incorporated by reference to exhibit 2.1 to our Form 8-K dated June 14, 2007).

4.1	Form of Specimen of Common Stock Certificate (Incorporated by reference to the ACE*COMM’s Registration Statement on Form S-1, File No. 333-25439).

4.2	Form of Series A Senior Secured Convertible Note Due June 8, 2010. (Incorporated by reference to exhibit 4.1 to our Form 8-K dated June 14, 2007).

4.3	Form of Warrant (Incorporated by reference to exhibit 4.3 to our Form 8-K dated June 14, 2007).

5	Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.*

23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

23.2	Consent of Grant Thornton, LLP.*

24	Power of Attorney (included on signature page).

*	Filed herewith.
Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

Provided however, That:
A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i.	If the registrant is relying on Rule 430B (230.430B of this chapter):
A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gaithersburg, Maryland, on June 29, 2007.

ACE*COMM CORPORATION (Registrant)
By:	/s/ Steven R. Delmar
Steven R. Delmar
Chief Financial Officer

POWER OF ATTORNEY
     Each individual whose signature appears below hereby constitutes and appoints James Greenwell and Steven R. Delmar, and each and either of them, such individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign a registration statement on Form S-3 with the U.S. Securities and Exchange Commission (the “SEC”), or any registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, including, without limitation, any and all amendments thereto, and to file the same with the SEC, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or any substitute therefor, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney is valid as of its execution, until its withdrawal.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 29th day of June 2007.

/s/ James Greenwell
James Greenwell	Chief Executive Officer, President and Director
(Principal Executive Officer)

/s/ Steven R. Delmar
Steven R. Delmar	Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ George T. Jimenez
George T. Jimenez	Executive Chairman of the Board

/s/ Paul G. Casner, Jr.
Paul G. Casner, Jr.	Director

/s/ Gilbert A. Wetzel
Gilbert A. Wetzel	Director

/s/ Harry M. Linowes
Harry M. Linowes	Director

J. William Grimes	Director

/s/ Matthew J. Stover
Matthew J. Stover	Director

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Securities Purchase Agreement, dated as of June 4, 2007 by and among ACE*COMM Corporation and the purchasers named therein (Incorporated by reference to exhibit 2.1 to our Form 8-K dated June 14, 2007).

4.1	Form of Specimen of Common Stock Certificate (Incorporated by reference to the ACE*COMM’s Registration Statement on Form S-1, File No. 333-25439).

4.2	Form of Series A Senior Secured Convertible Note Due June 8, 2010. (Incorporated by reference to exhibit 4.1 to our Form 8-K dated June 14, 2007).

4.3	Form of Warrant (Incorporated by reference to exhibit 4.3 to our Form 8-K dated June 14, 2007).

5	Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.*

23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

23.2	Consent of Grant Thornton, LLP.*

24	Power of Attorney (included on signature page).

*	Filed herewith.